Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15(d) Of

The Securities Exchange Act of 1934

Date of Report:  October 15, 2013

RICK'S CABARET INTERNATIONAL, INC.

(Exact Name of Registrant As Specified in Its Charter)

Texas	001-13992	76-0037324
(State Or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10959 Cutten Road

Houston, Texas 77066

(Address of Principal Executive Offices, Including Zip Code)

(281) 397-6730

(Issuer’s Telephone Number, Including Area Code)

ITEM 3.02	Unregistered Sale of Equity Securities.

On October 15, 2013, we sold to 10 investors (i) 9% Convertible Debentures with an aggregate principal amount of $4,525,000 (the “Debentures”), under the terms and conditions set forth in the Debentures, and (ii) warrants to purchase a total of 72,400 shares of our common stock (the “Warrants”), under the terms and conditions set forth in the Warrants. Each of the Debentures has a term of three years, is convertible into shares of our common stock at a conversion price of $12.50 per share (subject to adjustment), and has an annual interest rate of 9%, with one initial payment of interest only due April 15, 2014. Thereafter, the principal amount is payable in 10 equal quarterly principal payments, which amounts to a total of $452,500, plus accrued and unpaid interest. Six months after the issue date of the Debentures, we have the right to redeem the Debentures if our common stock has a closing price of $16.25 (subject to adjustment) for 20 consecutive trading days. The Warrants have an exercise price of $12.50 per share (subject to adjustment) and expire on October 15, 2016. In the event there is an effective registration statement registering the shares of common stock underlying the Warrants, we have the right to require exercise of the Warrants if our common stock has a closing price of $16.25 (subject to adjustment) for 20 consecutive trading days. We sold the Debentures and Warrants to the investors in a private transaction and received consideration of $4,525,000. An adviser to us received compensation in the amount of $271,500 in connection with advising us regarding the sale of the Debentures and Warrants.

The securities sold qualified for exemption from registration under Section 4(2) of the Securities Act of 1933 and the rules and regulations promulgated thereunder. The sale of securities did not involve a “public offering” based upon the following factors: (i) the sale of the securities was an isolated private transaction; (ii) a limited number of securities were issued to a limited number of offerees; (iii) there was no public solicitation; (iv) the offerees were “accredited investors”; (v) the investment intent of the offerees; and (vi) the restriction on transferability of the securities issued.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

RICK'S CABARET INTERNATIONAL, INC.

Date: October 18, 2013	By:	/s/ Eric Langan
Eric Langan
President and Chief Executive Officer